SCHEDULE 14A INFORMATION
                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                             (Amendment No. _____)

Filed by the Registrant       [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                                   AVERT, INC.
 ................................................................................
                (Name of Registrant as Specified in Its Charter)

                                 Not Applicable
 ................................................................................
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No Fee Required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
     ...........................................................................
     (2)  Aggregate number of securities to which transaction applies:
     ...........................................................................
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     ...........................................................................
     (4)  Proposed maximum aggregate value of transaction:
     ...........................................................................
     (5)  Total Fee Paid:
     ...........................................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by the Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:
     ...........................................................................
     (2)  Form, Schedule or Registration No.:
     ...........................................................................
     (3)  Filing Party:
     ...........................................................................
     (4)  Date Filed:
     ...........................................................................

--------------------------------------------------------------------------------

                                   AVERT, INC.
                              301 Remington Street
                          Fort Collins, Colorado 80524

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD JUNE 9, 1999



To the Stockholders of AVERT, INC.


     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Avert, Inc., a Colorado corporation (the "Company"), will be held at the Fort Collins Lincoln Center (Ludlow Room), 417 West Magnolia, Fort Collins, Colorado 80521 on Wednesday, June 9, 1999, at 10:00 a.m., local time, for the following purposes:

                  (a) To elect four (4) directors of the Company to serve until the next annual meeting of stockholders or until their respective successors shall be elected and qualified;

                  (b) To consider and vote upon a proposal to ratify the selection of Hein + Associates LLP, independent certified public accountants, as independent auditors for the Company for the fiscal year ending December 31, 1999, and

                  (c) To transact such other business as may properly come before the Meeting or any adjournment thereof.

     Only stockholders of record at the close of business on April 21, 1999, are entitled to notice of, and to vote at, the Meeting or any adjournment thereof.

     STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING, YOU ARE REQUESTED TO SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. THE GIVING OF SUCH PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON, SHOULD YOU LATER DECIDE TO ATTEND THE MEETING. PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOUR VOTE IS IMPORTANT.


                                  By Order of the Board of Directors



                                  Jamie M. Burgat
                                  Secretary

FORT COLLINS, COLORADO
May 7, 1999


--------------------------------------------------------------------------------

                                   AVERT, INC.
                              301 Remington Street
                          Fort Collins, Colorado 80524

                                 PROXY STATEMENT

                                       FOR

                         ANNUAL MEETING OF STOCKHOLDERS

                             TO BE HELD JUNE 9, 1999


     This Proxy Statement is furnished to stockholders of Avert, Inc., a Colorado corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders (the "Meeting") to be held at the Fort Collins Lincoln Center (Ludlow Room), 417 West Magnolia, Fort Collins, Colorado 80521, on Wednesday, June 9, 1999, at 10:00 a.m., local time, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The approximate date on which this Proxy Statement and the enclosed Proxy will first be sent to stockholders is May 7, 1999.

                       ACTIONS TO BE TAKEN AT THE MEETING

     Shares represented by a properly executed Proxy, unless the stockholder otherwise instructs in the Proxy, will be voted (i) for the election of the four individuals named below under the caption "Election of Directors" as directors of the Company; (ii) for the ratification of the selection of Hein + Associates LLP, independent certified public accountants, as independent auditors of the Company for the fiscal year ending December 31, 1999 ("Ratification of Auditors"); and (iii) at the discretion of the proxy holders on any other matter or business that may be properly presented at the Meeting or any adjournment thereof. Where a stockholder properly executes a Proxy and gives instructions on how his shares are to be voted, the shares will be voted in accordance with those instructions.

     A Proxy may be revoked at any time by a stockholder before it is exercised by giving written notice to the Secretary of the Company or by signing and delivering a Proxy which is dated later, or if the stockholder attends the Meeting in person, by either notice of revocation to the inspectors of election at the Meeting or by voting at the Meeting.

     The only matters that management intends to present at the Meeting are the two matters referenced in (i) and (ii) in the paragraph above. If any other matter or business is properly presented at the Meeting, the proxy holders will vote upon it in accordance with their best judgment.


                                VOTING SECURITIES

     The record date for the Meeting is April 21, 1999. Only stockholders of record at the close of business on April 21, 1999, will be entitled to vote at the Meeting. At the close of business on that date, there were issued and outstanding 3,323,025 shares of the Company's common stock, no par value (the "Common Stock"), entitled to one vote per share. In the election of directors, cumulative voting is not allowed. There are no outstanding shares of preferred stock. A majority of the outstanding Common Stock, present in person or by Proxy and entitled to vote, will constitute a quorum for the transaction of business at the Meeting. Shares of Common Stock represented by proxies which are marked "abstain" or which are not marked as to any particular matter or matters will be counted as shares present for purposes of determining the presence of a quorum on all matters. Proxies relating to "street name" shares that are voted by brokers will be counted as shares present for purposes of determining the presence of a quorum on all matters, but will not be treated as shares having voted at the Meeting as to any proposal as to which authority is withheld by the brokers.

     Under Colorado law and the Company's Articles of Incorporation, if a quorum is present at the Meeting, (a) the number of candidates equaling the number of directors to be elected, having the highest number of votes cast in favor of their election, are elected to the board of directors, and (b) the affirmative vote of the majority of shares present in person or by Proxy at the Meeting and entitled to vote on the matter is required to approve the Ratification of Auditors. In the election of directors, any action other than a vote for a nominee will have the practical effect of voting against the nominee. Abstention from voting on the Ratification of Auditors will have the effect of voting against such matter.


Beneficial Ownership of the Company's Common Stock

     The following table sets forth, as of April 21, 1999, information concerning the beneficial ownership of the Company's Common Stock by (i) each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company's Common Stock, (ii) each director and nominee as director of the Company, (iii) the executive officer named in the Summary Compensation Table set forth below under the caption "Compensation of Directors and Executive Officers--Executive Compensation," and (iv) all directors and executive officers as a group.

                                                                             Amount and Nature of
                                                                             Beneficial Ownership            Percent
     Name and Address                                                         of Common Stock(1)             of Class
     ----------------                                                        --------------------            --------
Charles S. Hatchette .........................................................       320,000                   9.6%
700 East Elizabeth
Fort Collins, Colorado 80524

Dean A. Suposs(2) ............................................................       306,619(3)                8.7%
1526 Remington
Fort Collins, Colorado 80524

D. Michael Vaughan(2) ........................................................       117,100(4)                3.4%
3437 Greystone Court
Fort Collins, Colorado 80524

Stephen C. Fienhold(2) .......................................................       105,000(5)                3.1%
1637 Tanglewood Drive
Fort Collins, Colorado 80525

Stephen D. Joyce(2) ..........................................................       147,000(6)                4.2%
1124 Cobblestone Court
Fort Collins, Colorado 8025

All directors and executive officers as ......................................       717,804(7)               20.1%
  a group (5 persons)

---------------

(1) Beneficial ownership includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options but not deemed outstanding for computing the percentage ownership of any other person.
(2) A director and a nominee for election to the Board of Directors and/or an executive officer of Avert.
(3) Consists of: (i) 100,064 shares owned by the wife of Mr. Suposs; (ii) 6,555 shares owned directly by Mr. Suposs; and (iii) the 200,000 shares purchasable under currently exercisable stock options granted under the Avert, Inc. 1994 Stock Incentive Plan.
(4) Consists of: (i) 5,000 shares purchasable under currently exercisable stock options granted under the Avert, Inc. Non-Employee Directors' Stock Option Plan; and (ii) 112,100 shares owned by the wife of Mr. Vaughan.
(5) Consists of: (i) 5,000 shares purchasable under currently exercisable stock options granted under the Avert, Inc. Non-Employee Directors' Stock Option Plan; and (ii) 100,000 shares owned by the wife of Mr. Fienhold.
(6)  Consists of: (i) 129,000  shares held  directly or indirectly by Mr. Joyce;
     (ii) 14,000 shares owned by the children of Mr. Joyce; and (iii) 4,000 shares purchasable under currently exercisable stock options granted under the Avert, Inc. Non-Employee Directors' Stock Option Plan.
(7) Includes: (i) a total of 200,000 shares purchasable under currently exercisable employee stock options held by Mr. Suposs (see Note 3 above);
     (ii) a total of 14,000 shares purchasable by Messrs. Vaughan, Fienhold and Joyce under currently exercisable non-employee director stock options (see Notes 4, 5 and 6 above); and (iii) 4,085 shares held directly or indirectly by Jamie Burgat, the Company's Vice President of Operations and Secretary, and 38,000 shares purchasable under currently exercisable employee stock options held by Ms. Burgat.


                              ELECTION OF DIRECTORS
                           (Proposal 1 on Proxy Card)


     The Company's Bylaws provide that the number of members of the Board of Directors shall be fixed by resolution of the Board of Directors. The size of the Board is currently set at four. The Board of Directors is not divided into classes; therefore, all four directors are to be elected at the Meeting. The Board of Directors intends to submit four nominees at the Meeting (Dean A. Suposs, D. Michael Vaughan, Stephen C. Fienhold and Stephen D. Joyce).

     Unless authority is withheld, it is intended that the shares represented by a properly executed Proxy will be voted for the election of all of the nominees as directors. The nominees are the members of the Company's present Board of Directors. If these nominees are unable to serve for any reason, such Proxy will be voted for such persons as shall be designated by the Board of Directors to replace such nominees. The Board of Directors has no reason to expect that these nominees will be unable to serve. Directors are elected to serve until the next annual meeting of stockholders or until their successors are elected and qualified.

     The  following  table  sets  forth  certain   information   concerning  the
individuals nominated for election as directors of the Company:

Name                                  Age       Position(s) with the Company
----                                  ---       ----------------------------

Dean A. Suposs .................       46       Chairman of the Board; President
D. Michael Vaughan .............       58       Director
Stephen C. Fienhold ............       53       Director
Stephen D. Joyce ...............       50       Director

     The following is a brief description of each nominee's business experience during the past five years:

     Dean A. Suposs, a co-founder of the Company, has served as Chairman of the Board and President of the Company on a full-time basis since the Company's inception. Mr. Suposs graduated from Colorado State University, Fort Collins, Colorado, in 1975 with a Bachelor of Science degree in Animal Science. Mr. Suposs graduated from University of Denver, Denver, CO, in 1999 with a Masters of Business Administration.

     D. Michael Vaughan, a co-founder of the Company, has served as a director of the Company since January 1994 and served as Treasurer from October 1987 until April 1994. Mr. Vaughan is a Professor of Accounting and Taxation at Colorado State University, where he has been employed since 1969. Mr. Vaughan graduated from Texas Tech University, Lubbock, Texas, in 1963 with a Bachelor of Science degree in Business Administration, in 1968 with a Masters of Science degree in Accounting and in 1970 with a Ph.D. in Business Administration.

     Stephen C. Fienhold, a co-founder of the Company, has served as a director of the Company since its inception. He is the co-owner with his wife of SR Products, a lighting fixture manufacturer, located in Fort Collins, Colorado. From January 1982 until 1989, Mr. Fienhold was co-owner of Creative Engineering, an engineering and manufacturing firm located in Fort Collins. He graduated from the University of Arizona, Tucson, Arizona, in 1969 with a Bachelor of Science degree in Aerospace and Mechanical Engineering and has participated in the Colorado State University MBA program.

     Stephen D. Joyce is the owner of Supermarket Liquors, Inc., located in Fort Collins, Colorado, and has served as the President of that company since October 1976. He graduated from Rensselaer Polytechnic Institute in 1971 with a Bachelor of Science degree in Management. He attended the University of California--Berkeley from 1971 to 1972, where he studied marketing, but did not obtain a degree.


Other Executive Officer

     The following table sets forth certain information concerning the only other executive officer who is not also a director of the Company:

Name                                    Age        Position with the Company
----                                    ---        -------------------------
Jamie M. Burgat ......................   40        Vice President of Operations;
                                                   Treasurer; Secretary

     Jamie M. Burgat has served as Vice President of Operations of the Company on a full-time basis since September 1987, as Treasurer since April 1994 and as Secretary since June 1997, and served as Assistant Secretary from March 1994 to June 1997. Ms. Burgat graduated from Western State College, Gunnison, Colorado, in 1978 with a Bachelor of Science degree in Business Administration and will graduate from the Colorado State University MBA program in 1999.

     The officers of the Company hold office until their successors are appointed by the Board of Directors. All officers of the Company are employed on a full-time basis. There are no arrangements or understandings between any of the directors or officers and any other person pursuant to which he or she was or is to be selected as a director, nominee, or officer. There is no family relationship between any director and executive officer of the Company.


Other Significant Employees

     In addition to the directors, nominee and executive officers set forth above, the Company believes the following employees are significant to its operations:

Name                                 Age      Position with the Company
----                                 ---      -------------------------

Jerry Thurber ................       42       Information Systems Manager
Leonard J. Koch ..............       56       Director of Marketing and Planning

     Jerry Thurber was hired by the Company as Director of Information Technology in June 1996. Mr. Thurber has 14 years of experience managing in the information system industry. Mr. Thurber spent the last 13 years prior to joining the Company with American Management Systems, Inc., a major international systems development and consulting firm, where he was regional Vice President for Management Systems and Technologies, Western Region. Mr. Thurber has experience managing client server technologies, directing information systems departments, and managing information systems consulting services. He graduated from Colorado State University in 1978 with a Bachelor of Arts degree in Political Science and from Denver University in 1983 with a Masters of International Management.

     Leonard J. Koch was retained by the Company as a marketing consultant in September 1995 and was employed as Director of Marketing and Planning in January 1996. Mr. Koch brings to Avert more than 30 years of experience in marketing and distribution roles with companies such as Honeywell from 1964 to 1983, NBI from 1983 to 1990, and Solburne Computer in 1991 and 1992. From 1991 to 1992, he served as director of Original Equipment Manufacturer and indirect distribution with Solburne Computer. Most recently, from 1992 to 1995, he was co-founder and chief operating officer at Audiologic, Inc. Mr. Koch graduated from Valparaiso University in 1964 with a Bachelor of Arts degree in business administration and political science.


Board and Committee Meetings

     The Board of Directors held 7 formal meetings during the year ended December 31, 1998. All directors of Avert attended at least 75% of the aggregate of all meetings of the Board of Directors and committees on which they served in 1998. In addition to these formal meetings, certain business was conducted by unanimous written consent of the Board of Directors. The Company's officers have made a practice of keeping directors informed of corporate activities by personal meetings and telephone discussions and (as indicated above) directors ratify or authorize certain Company actions through unanimous written consent actions.

     In March 1994, the Company established an Audit Committee and a Compensation Committee of the Board of Directors consisting in each case of Stephen C. Fienhold and D. Michael Vaughan. The Audit Committee's function is to recommend to the Board of Directors the firm to select as the Company's outside auditors, to oversee the adequacy of internal controls and to review and approve the services of the outside public accounting firm. The Compensation Committee's function is to review and approve proposals by management as to compensation for officers and other employees of the Company and to administer the Avert, Inc. 1994 Stock Incentive Plan (the "Stock Incentive Plan"). Neither the Audit Committee nor the Compensation Committee held any meetings during the year ended December 31, 1998.

     At present, the Company has no nominating, executive or similar committees.


                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Employment Agreement

     The Company entered into an employment agreement with Mr. Suposs effective January 1, 1999 ("Employment Agreement"). The Employment Agreement expires on December 31, 2003. The Employment Agreement provides for an annual salary of at least $120,000 per year ("Base Salary") and an annual bonus ("Annual Bonus") based on a percentage of income for year before deduction of income taxes and before giving effect to the bonus, but after deduction of investment income ("Pre-Tax Earnings"). The bonus schedule is as follows: For Pre-Tax Earnings up to $1,500,000 a 6% bonus; for Pre-Tax Earnings from $1,500,001-$2,000,000 a 7%
bonus; for Pre-Tax Earnings from $2,000,001-$2,500,000 an 8% bonus, and for Pre-Tax Earnings over $2,500,000 a 9% bonus. In addition, the agreement includes a $300 per month auto allowance, as well as stock options to purchase 100,000 shares with an exercise price of $4.188 per share. Such options vest equally over a five-year period, and expire ten years from date of grant.


Executive Compensation

     The following table sets forth the cash compensation paid to Mr. Suposs, the President (chief executive officer) of the Company, for each of the years in the three-year period ended December 31, 1998. No other executive officer of the Company had total annual salary and bonus for the year ended December 31, 1998, in excess of $100,000.

                           SUMMARY COMPENSATION TABLE
                                                                                         Long-term
                                              Annual Compensation                      Compensation
                               --------------------------------------------------     ---------------
Name and                                                       Other Annual                Awards         All other
Principal Position     Year     Salary($)     Bonus($)      Compensation($)(1)           Securities     Compensation(2)
------------------     ----     --------      -------       -----------------         ---------------   --------------
Dean A. Suposs,
President and
Chairman of the
Board...............  1998     $96,000(3)   $ 56,664(3)        $     --                     --              $ --
                      1997     $96,000(3)   $ 91,782(3)        $     --                     --              $ --
                      1996     $96,000(3)   $ 93,215(3)        $     --                     --              $ --

---------------

(1) Does not include: (i) board fees of $9,600 for each of the years ended December 31, 1998, 1997, 1996, respectively; or (ii) compensation for the personal use by Mr. Suposs of a Company-owned vehicle. The vehicle is used primarily for business purposes. Compensation for personal use did not exceed 10% of Mr. Suposs' total salary and bonus for the respective years stated.
(2) Represents Company contributions for the benefit of Mr. Suposs under the Avert, Inc. 401(k) Profit Sharing Plan (the "Plan"). The Plan is for the benefit of all eligible employees of the Company. Eligible employees may make voluntary contributions to the Plan which are then matched 50% by the Company up to a maximum of $1,500.
(3) Represents a fixed annual salary of $96,000 and a bonus of 6% of income before deduction of income taxes and before giving effect to the bonus, but after deduction of investment income pursuant to the "Employment Agreement" in force in 1998.


Option Grants in 1998

     No grants of stock options of the Company were made to the executive officer named in the Summary Compensation Table above during the year ended December 31, 1998.


Aggregated Option Exercises and Fiscal Year-End Option Value

     The following table sets forth information concerning the fiscal year-end value of unexercised options held by the executive officer named in the Summary Compensation Table above.

                           Aggregated Option Exercises
                        For Year Ended December 31, 1998
                           And Year-End Option Values


                                                     Number of Shares Underlying       Value of Unexercised
                                                            Unexercised              In-The-Money Options at
                       Shares                         Options at Year End(#)(2)           Year-End ($)(3)
                     Acquired on         Value       ---------------------------    --------------------------
Name               Exercise (#)(1)  Realized ($)(1)  Exercisable   Unexercisable    Exercisable  Unexercisable
----               ---------------  ---------------  -----------   -------------    -----------  -------------
Dean A. Suposs            0                0            166,665       33,334           $0             $0

---------------

(1)  No options were exercised during the year ended December 31, 1998.
(2) The total number of unexercised options held as of December 31, 1998, separated between those options that were exercisable and those options that were not exercisable.

(3) Calculated by subtracting actual option exercise price from market value at year end ($4.750 per share) and multiplying the difference by the number of shares in each category.


Directors' Compensation

     Each director of the Company is paid a monthly fee of $800 as compensation for services as a board member. In addition, pursuant to the Company's Non-Employee Directors' Stock Option Plan, each non-employee director is automatically granted options to purchase 1,000 shares at the time he becomes a director and, thereafter, options to purchase an additional 1,000 shares for each subsequent year that he serves up to a maximum of 5,000 shares per non-employee director.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors and persons who own more than 10% of a registered class of the company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the National Association of Securities Dealers, Inc. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) filings.

     Based solely on its review of copies of such forms received by it and written representations from certain reporting persons that no Form 5s were required for those persons, the Company believes that, during the year ended December 31, 1998, its officers, directors and greater than 10% beneficial owners complied with all applicable filing requirements, except the following:
Jamie M. Burgat failed to timely file one report covering two transactions; Stephen Fienhold failed to timely file one report covering one transaction;
Michael  Vaughan  failed to timely  file one report  covering  one  transaction;
Stephen Joyce failed to timely file one report covering one transaction; and Charles Hatchette failed to timely file one report covering two transactions.


                            RATIFICATION OF AUDITORS
                           (Proposal 2 on Proxy Card)

     The Board of Directors voted to engage Hein + Associates LLP as independent accountants to audit the accounts and financial statements of the Company for the fiscal year ending December 31, 1999, and directed that such engagement be submitted to the stockholders of the Company for ratification. In recommending ratification by the stockholders of such engagement, the Board of Directors is acting upon the recommendation of the Audit Committee, which has satisfied itself as to the firm's professional competence and standing. Although ratification by stockholders of the engagement of Hein + Associates LLP is not required by Colorado corporate law or the Company's Articles of Incorporation or Bylaws, management feels a decision of this nature should be made with the consideration of the Company's stockholders. If stockholder approval is not received, management will reconsider the engagement.

     It is expected that one or more representatives of Hein + Associates LLP will be present at the Meeting and will be given the opportunity to make a statement if they so desire. It also is expected that the representatives will be available to respond to appropriate questions from the stockholders.

     The Board of Directors unanimously recommends a vote "FOR" the ratification of Hein + Associates LLP as independent auditors for the Company's 1999 fiscal year. Proxies received will be so voted unless stockholders specify otherwise in the Proxy.


                      COST AND METHOD OF PROXY SOLICITATION

     The accompanying Proxy is being solicited on behalf of the Board of Directors of the Company. All expenses for soliciting Proxies, including the expense of preparing, printing and mailing the form of Proxy and the material used in the solicitation thereof, will be borne by the Company. In addition to the use of the mails, Proxies may be solicited by personal interview, telephone and telegram by directors and regular officers and employees of the Company.

Such persons will receive no additional compensation for such services. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company may reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.


                     ANNUAL REPORT AND FINANCIAL STATEMENTS

     You are referred to the Company's annual report, including financial statements, for the year ended December 31, 1998, enclosed herewith for your information. The annual report is not incorporated in this Proxy Statement and is not to be considered part of the soliciting material.


                       DEADLINE FOR RECEIPT OF STOCKHOLDER
                        PROPOSALS FOR 2000 ANNUAL MEETING


     Any proposals that stockholders of the Company desire to have presented at the 2000 Annual Meeting of Stockholders must be received by the Company at its principal executive offices no later than January 20, 2000.






Fort Collins, Colorado
May 7, 1999

PROXY                           AVERT, INC.                                PROXY
                              301 Remington Street
                          Fort Collins, Colorado 80524
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned hereby appoints Dean A. Suposs and Jamie M. Burgat as Proxies, or either of them, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as directed below, all the shares of common stock of Avert, Inc. held of record by the undersigned on April 21, 1999, at the Annual Meeting of Stockholders to be held on June 9, 1999, or any adjournment thereof, hereby ratifying and confirming all that said Proxies may do or cause to be done by virtue thereof.

1.   ELECTION OF DIRECTORS:

     Authority is granted [ ] withheld [ ] to vote for the election of the following nominees to the Board of Directors:

     Dean A. Suposs   D. Michael Vaughan  Stephen C. Fienhold   Stephen D. Joyce

IF YOU WISH TO WITHHOLD AUTHORITY TO VOTE FOR ANY PARTICULAR PERSON, DRAW A LINE THROUGH THAT PERSON'S NAME.

2. PROPOSAL TO RATIFY THE SELECTION OF HEIN + ASSOCIATES LLP AS INDEPENDENT AUDITORS OF AVERT, INC. FOR FISCAL 1999;

           [ ] FOR       [ ] AGAINST       [ ] ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES SET FORTH IN PROPOSAL 1 AND FOR PROPOSAL 2.


                                Dated:                                    , 1999
                                      ------------------------------------

                                ------------------------------------------------
                                                  Signature

                                ------------------------------------------------
                                            Signature if held jointly


                                Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, as executors, administrators, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

1998 Avert, Inc. Annual Report

Table of Contents
Corporate Profile...............x
Financial Highlights............x
From the President..............x
Financial Information...........x
Financial Statements............x
Notes to Financial Statements...x
Independent Auditor's Report....x

Corporate Profile

Avert. Inc. is an established information services company organized to provide employers with information and services to aid in the employment process.

The Company has demonstrated strong sales and earnings growth since inception in 1986, and in 1994 completed an initial public offering designed to expend its business through the potential acquisition of complementary products, services, and/or businesses. To compliment possible acquisitions, Avert also pursues strategic partnerships to allow the Company to market its products and service to additional audiences.

A primary focus on pre-employment screening services allowed Avert to become a recognized industry leader. Additional products and services have expanded Avert's role to encompass the employment process. Recent improvements to the Company's infrastructure have enabled Avert to re-position itself as a leading provider of pre-employment screening services via the Internet. The Company has developed and implemented an online electronic commerce environment where clients participate in ordering and retrieving background checking products and services. The Company services more than 10,000 clients nationwide ranging from sole proprietorships to Fortune 100 companies.

Avert's common stock trades on the NASDAQ National Market under the symbol AVRT. The Company's on-line address is http://www.avert.com.

Financial Highlights

Income Statement Data
(Thousands except per share data)
                                                       Years Ended December 31,
                              ------------------------------------------------------------------------------
                              1991        1992        1993         1994        1995        1996         1997        1998
                              ----        ----        ----         ----        ----        ----         ----        ----
Net Revenues                $2,060      $2,654      $3,538       $4,705      $6,065      $8,033       $9,491     $9,962
Income Before                  501         644         966        4,506       1,371       1,774        1,858      1,212
Taxes
Net Income                     313         401         601          970         857       1,066        1,218        740
Net Income Par                0.13        0.16        0.25         0.33        0.25        0.31         0.35       0.22
Share
Weighted Average             2,409       2,442       2,442        2,971       3,450       3,450        3,461      3,440
of Common
Shares
Outstanding

Balance Sheet Data
(Thousands)
                                            Years Ended December 31,
                                              1997           1998
                                              ----           ----
Working Capital                             $7,543         $7,349
Total Assets                                11,531         10,908
Long-Term Debt                                   -              -
Retained Earnings                            5,159          5,549
Total Shareholders' Equity                  10,435         10,011

New Customers


1998             2,336
1997             3,068
1996             1,953
1995             1,069

Fellow Shareholders......Message From the President

1998, though tumultuous, was a year of great strides for Avert. The Avert that you see today is larger, stronger and better positioned in the marketplace than at any other time.

In late 1996, Avert recognized that the Internet was going to change the dynamics of business in general. At that time, Avert put a plan in place to leverage technology resources in the direction of providing human resources services around the world. The focus of the plan was to improve customer access, reduce costs, and extend Avert's market by completely re-engineering the company from top to bottom. From this rebirth, Avert would emerge as the leader of electronic commerce in the pre-employment screening industry, with future phases designed to move Avert closer to the core of the human resources services industry. We believe we have accomplished just that.

We at Avert have always prided ourselves on our commitment to building value for our shareholders, clients, and employees. This project stands out as the one with the largest investment in our history to improve Company value. The energy and planning devoted to this project illustrate that it was not taken lightly. The task at hand was to analyze the processes that had emerged over ten years of business and determine whether it should be changed or integrated to propel Avert closer to its goals. The Company has re-engineered more than 100 business processes to streamline every area of the business. Each aspect of the way we do business was analyzed as a candidate for process improvements. Sales, marketing, order processing, finance and information technology each took a turn under the microscope. As a result of this approach, the plans were designed to transform Avert into a the type of 21st century company capable of seizing the many opportunities presented by the evolution of the Internet. In April of this past year, we saw the culmination of this 20 month / $2 million project.

Now that the dust has settled, it is possible for us to pause for a brief moment to talk about our achievement. The overall result of this project is an infrastructure driven by state-of-the-art technology that allows Avert to integrate various resources into one seamless solution for employers, utilizing real-time electronic commerce interfaces. More specifically, the benefits of this project will continue into the coming years. Avert is well-positioned for future growth in several key areas:

         A modern, state-of-the-art computer system
         A restructured vendor / supplier network
         Decreased cost of operations
         New channels for strategic partnerships

State-of-the-art Technology
Using innovative, but proven technology, Avert has assembled a state-of-the-art system capable of handling the challenges of tomorrow's marketplace. For example, we believe that two trends have created growth in the demand for customized solutions. First, the business sector made up of small and medium sized companies has undergone tremendous growth. This growing marketplace has needs similar to its larger counterparts. They seem to place a premium on the level of customized services that they can buy with their dollars. This trend is no longer symbolic of larger, more complex accounts. Today's marketplace has taught savvy consumers to reach for the possibilities and ask business to respond with solutions that are continually one step ahead of their needs. Secondly, we have witnessed the rapid expansion of the online marketplace. We recognize this as vital to continued growth. Incorporating "wish lists" from our customers, we have created a system that allows us to efficiently treat each account to customized solutions once reserved for larger clients. Likewise, we have introduced several "small account" features that solve problems for larger accounts. Our goal in this area is to continue to focus on and anticipate the needs of our customers and the marketplace. It would be a shame to think that we have spent two years building a world class system that would be obsolete just as we finished. To this end, we will continue to listen to our customers, shareholders and employees for newer and better ways to leverage our technology investment.

Vendor / Supplier Management
While the pre-employment screening concept may seem basic to some, Avert has set up a streamlined infrastructure enabling it access thousands of records on a daily basis, and support millions of searches each year. Today, as it did before, the Company provides access to all of the 3,300 counties and their courts nationwide, all three credit bureaus, worldwide reference and credential information, all US motor vehicle departments, and the largest proprietary database of workers' compensation data available. The difference is that it does it faster, cheaper and more efficiently than ever before. More than a decade of assembling the resources to accomplish this provided the knowledge necessary to strengthen the vendor and supplier network using Avert's new technology. Additionally, with the growing number of data sources entering the electronic world, Avert is the first to take advantage of direct connections to suppliers, databases, and other sources of information as they are developed.

The vendor and supplier network of today has the look of a high-tech control center. Avert staff is able to monitor the performance of each courier involved in retrieving information. They are graded on areas such as turnaround, quality, price and the ability to handle volume. Just as increased access to information allows our clients to make informed decisions regarding applicants, we are able to monitor the information that we receive from sources nationwide to ensure that we are indeed providing them with the most timely and accurate information.

Decreased Cost of Operations.
Process improvement, coupled with substantial advances in our automation of operations has made it possible to reduce the amount of time once spent on producing a report for a customer. Although, there are already several successes in this area, one of the largest is the advance in customer order entry. Customers have transitioned to accessing our system on-line. There, they can select products (including instant reports), check the status of reports and view or download results on their applicant. Customers accessing us online have immediate access to everything necessary to completing an in-depth background check of an applicant. Sound like a lot? Customers can also opt to have their reports delivered to their email account immediately upon completion. We are doing everything feasible to shorten the time that we spend processing requests. By achieving such efficiency in this area, we anticipate being able to dramatically increase the level of volume that we can handle, without adding a substantial amount of staff.

New Channels for Partnership Sales.
During the past year, there has been much emphasis placed on the importance of partnerships to achieving future growth goals. Through active experimentation with such sales arrangements, we have come to believe that there is a realistic way to create win - win relationships with partners that include joint marketing and sales opportunities (and, let's not forget those revenue opportunities). To date, we have found that a number of our partnership opportunities to date have either begun or have been strengthened through the Internet. It is our goal to establish relationships with partners and efficiently integrate their similar products or services into our structure. As most historians of the company realize, our success has been built on servicing the needs of small and medium customers, in addition to our large accounts. Our proven ability to reach and sell to customers of such varying size gives us a unique quality with which to attract partners.

With the completion of our system, the Company is now positioned to deliver products more efficiently and stands to capitalize on an increased capacity as revenue and volume grow. Additional examples of the success of the technology investment can be shown through the following examples:

     1. New product development and enhancements have gone from a 4 to 6 month development cycle to 4 to 8 weeks.
     2. Operational efficiencies in the second half of 1998 are significantly improving; revenues per employee have improved by 20%. Continued improvement is anticipated into 1999.
     3. Web-based delivery systems allow Avert to instantly introduce new enhancements to the customer. It allows the flexibility to customize the ordering and delivery to match a customer's unique requirements. This feature has proven quite useful to corporate clients, as they seek better ways to standardize the pre-employment screening procedures through hundreds of sites located nationwide.
     4. Interactive Internet architectures utilizing state-of-the-art web-based technologies have allowed Avert to emerge as a major player in the fast growing electronic commerce market. It is estimated that as many as 60 - 65% of orders originate from Avert's Internet presence. This figure continues to grow with each passing month.

While all of the success stories related to our major re-creation seem dazzling, this transformation has not been as smooth as hoped. As with any project of this magnitude, it seemed that all of the planning and contingency plans available in this information age could not cover every outcome. The results that we are able to review here come at a price of more than just the dollars spent. The actual implementation of the backend software overwhelmed our system and crippled it for nearly a week. Every facet of the system had been thoroughly tested, but our computers were simply undersized to run all of the parts concurrently.

Once the initial hardware problem was fixed, we began to feel the ripple effects. A few of our customers left us during the transition, credits to current customers climbed over half a million dollars, the resulting loss of revenue was significant beyond the actual dollars lost. This aside, we never had a month of negative growth or a month that we lost money when compared to the respective period a year ago.

As we emerged from the implementation, we still find that Avert is in a very strong position. We undertook and completed a major re-engineering that was necessary to propel Avert into the 21st century company of our dreams. Although our technology has changed our look, we believe that we are still the same successful company that, since its inception, has reached out to become a major player in the world of outsourced human resource functions. Our summary of qualifications has grown over the years.

     o A leading provider for small businesses. Based on it processes, technology and customer service model, Avert is a leader in providing cost effective, value-added information services to small and medium-sized businesses. This foundation contributes a significant portion to Avert's revenue. For example, in the first nine months of 1998, Avert sold an average of almost $1000 in information services to more than 7100 customers; approximately 5100 are classified as small accounts. Avert added more than 2500 new customers in the Small Business sector in 1998.
     o Customized service to large businesses. Through the use of flexible and innovative technologies, Avert is able to offer uniquely customized ordering and report delivery to large accounts. These features allow us to provide customized screens, reports, controls, and delivery customized in a unique fashion to meet the individual needs of each customer. In addition, Avert's ordering and report delivery can be directly integrated into a company's existing human resource information systems. These features have made Avert successful in targeting large, multiple-site clients.

Inset - 1998 Avert Hiring Index

(Statistics are based on a sampling of Avert's 1998 completed records.)

Criminal Records - 7% had a criminal record in the last seven years.
Employment Records & Reference Checks - 32% misrepresented their employment records; 15% of employers referenced reported applicants ineligible for rehire; 25% misrepresented their education and credential records.
Driving Records - 41% had one or more accidents or moving violations on their driving records; 20% had four or more moving violations, two, or more accidents, a DUI or DWI, or had a suspended drivers' license.
Credit Records - 23% had credit records showing a judgement, lien or bankruptcy, or had been turned over to a collection agency.
Workers' Compensation Claims - 11% had a previous workers' compensation claim.

     o A loyal, diversified and growing customer base that continues to grow. Avert's loyal customer base has grown to more than 11,000 active clients, with the largest single customer representing less than 9% of the Company's total revenue. We are proud to say that in the face of the many changes in 1998, we lost no major accounts in 1998.
     o Supply Chain Management. Avert has embarked on a project to migrate all its primary suppliers and data sources to automated order processing interfaces. Approximately 70% of our vendors are currently interfacing electronically. The supply chain automation project reduces costs, improves quality, and speeds order turnaround time by as much as 30% in the areas that have been implemented.
     o Industry Growth. The growth in outsourcing relative to the human resource function will continue to fuel Avert's growth. Industry demand for packaged solutions will be met by Avert's repositioning from a product provider to a value-added information service provider. By creating the processes, technology and marketing infrastructure to expand Avert's market presence beyond the traditional channels for pre-employment screening, Avert has significantly increased the size of its target market.
      o Infrastructure for growth. Avert is headquartered in a new custom-built facility completed in 1996. This 15,000 square foot headquarters was specifically designed for electronic commerce and can accommodate up to $25 million in revenue. The facility can be easily expanded to handle up to $50 million in revenue.
     o Strong balance sheet. Avert maintains a strong balance sheet with no long term debt and $6.3 million in cash and marketable securities.

Since its inception, Avert has been a leader and innovator in the pre-employment screening marketplace. We believe we still are.

I would like to thank you, our shareholders, who believed and stood by your investment in Avert and our dedicated employees who spent whatever time was necessary to serve our customers. Both shareholders and employees are to be commended.

We will continue to work hard to prove that you made the right decision.

Sincerely.

Dean A. Suposs

Financial Information

Cautionary Statement for Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995

"The Company" or "Avert" is used in this report to refer to Avert, Inc. The Company may from time to time make written or oral forward-looking statements, including statements contained in the Company's filings with the Securities and Exchange Commission and its reports to shareholders. Item 1 contains forward-looking statements that are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements include, without limitation, statements relating to Avert's growth and business strategies, regulatory matters affecting Avert, other plans and objectives of Avert, management for future operations and activities, expansion and growth of Avert's operations and other such matters. The words "believes," "expects," "intends," "strategy," "considers" or "anticipates" and similar expressions identify forward-looking statements. Factors that could cause actual results to differ materially from the Company's expectations include, but are not limited to, the following: risks associated with potential liability for failure to comply with federal and state regulations, including licensing requirements where required; liability to customers and/or to the subjects of background checks for inaccurate or misuse of information; loss of key personnel, particularly Dean A. Suposs, the Company's President; and intense competition, as well as general economic and business conditions, changes in laws or regulations and other factors, many of which are beyond the control of the Company. The Company does not undertake to update, revise or correct any of the forward-looking information. For a more complete explication of these variouls factors, see "Cautionary Statement for Purposes of the 'Safe Harbor' Provisions of the Private Securities Litigation Reform Act of 1995" included in the Company's Form 10-KSB for the year ended December 31, 1998, filed with the Securities and Exchange Commission.


Management's Discussion and Analysis

Results of Operations

Comparison of years ended December 31, 1998 and December 31, 1997

Net revenues increased from $9,490,800 in 1997 to $9,961,800 in 1998 or approximately 5.0%. This increase was primarily due to the continued overall growth of the customer base and its use of criminal history records. The breakdown of net revenues, exclusive of product discounts and other miscellaneous income items, is as follows:


                                                     Year Ended               Year Ended
                                                 December 31, 1998        December 31, 1997
                                                 -----------------        -----------------
                                                            % of                      % of              Percent of
                                                 Revenues   Revenues      Revenues    Revenues      Increase/(Decrease)
                                                 --------   --------      --------    --------      ------------------
Products:

         Workers' compensation
                  histories .................   $  940,200     9.4%    $1,114,200     11.7%               (15.6%)
         Criminal history reports ...........   $5,569,900    55.9%    $4,754,300     50.1%                17.2%
   Reference Checking/credit
                  reports ...................   $1,181,600    11.9%    $1,223,800     12.9%                (3.4%)
         Motor vehicle driving records ......   $  988,300     9.9%    $1,000,000     10.5                 (1.2%)
         Other products/services: ...........   $  979,300     9.8%    $  986,900     10.4%                 (.8%)
                  Education/Credential
                      verification
                  Social security number
                      check
                  Name Link
                  Employment application
                      forms
              Service sales
Interest income .............................   $  319,100     3.2%    $  315,200      3.9%                 1.2%

Net Revenues ................................   $9,961,800             $9,490,800                           5.0%

Avert, Inc. experienced relatively flat growth during 1998 on most products and services offered. Management considered 1998 a year of building, transition, and change. It was a year that had negative financial impact, but a year that represented much technological improvement. It is believed, that the activities Avert performed in 1998 were necessary in order to leverage its technology for improved future efficiencies and financial condition. The following three factors contributed to Avert's financial performance in 1998:
          1) INCREASED CUSTOMER CREDITS: Avert records customer credits as a direct reduction in the appropriate sales category, rather than one separate"credits given" line. During the implementation period of the new computer system and months that followed, Avert enacted a "no questions asked" credit policy for any problems customers experienced, or perceived they experienced, due to the conversion. This policy resulted in a significant amount of credits of approximately $553,900 or 5.6% of total net revenues in 1998, as compared to approximately $248,900 or 2.6% of total net revenues in 1997. This increase dramatically impacted average selling prices and revenues as a whole for the year.
          2) VOLUME DISCOUNTS RESULTING IN REDUCED MARGINS: Avert provides volume discounts, which resulted in reduced margins and revenues. Avert's largest customer, accounting for approximately 9% of total revenues, grew approximately 30%, while the Company's overall business grew approximately 5%. Due to their discounted pricing, this negatively affected Avert's overall revenue growth for 1998.
          3) CRIMINAL HISTORY PRICING: Prior to the conversion to the new system, Avert provided combination felony/misdemeanor criminal records for one combined price (2-for-1). Once converted, the Company split the products and attempted to charge for both parts separately. Due to backlash from large customers for this decision, Avert was forced to give misdemeanors free until new prices could be negotiated. This greatly affected Criminal History revenues for 1998.

     In total dollars, criminal history reports contributed the most net revenues, representing approximately $5,569,900 in net revenues in 1998, as compared to $4,754,300 in net revenues in 1997. The criminal history reports product line has increased to represent approximately 55.9% of total net revenues in 1998, as compared to approximately 50.1% of total net revenues in 1997. The Company believes there is a continuing trend nationwide, as well as increased regulation for mandatory checking of criminal records. The Company continues to focus on obtaining quick and accurate data, by increased leveraging of internal improvements gained from the recent computer system implementation.

     Net revenues generated in the area of reference checking/credit reports decreased slightly from approximately $1,223,800 in 1997 to approximately $1,181,600 in 1998. These products represented approximately 11.9% of total net revenues in 1998, as compared to approximately 12.9% of total net revenues in 1997.

     Net revenues from workers' compensation histories continue to decrease as a percentage of total net revenues, and has slipped to represent the fourth largest product line, approximately 9.4% of total net revenues in 1998. Sales of workers' compensation histories are expected to continue to decline in total net revenues due to regulation and necessity of releases from the respective applicant to process the product.

     Other Products and Services revenue remained flat when comparing 1998 to 1997. The product contributing the most revenue in this category was Name Link, a product linking names, addresses and social security numbers, representing $192,700 in 1998 as compared to $203,800 in 1997. Service sales, which are not itemized in the chart above, increased from $520,100 in 1997 to $559,900 in 1997, representing an approximate 7.7% growth. Service sales include Avert Advantage membership, start-up fees, extended criminal history fees, miscellaneous research fees, and order entry fees charged to clients.

     All expense categories increased as a percentage of total net revenues except Marketing. As mentioned above, Avert's 1998 focus was to complete the computer conversion project, which resulted in additional indirect expenditures in order to meet that objective. A breakdown of expenses is as follows:


                                                     Year Ended               Year Ended
                                                 December 31, 1998        December 31, 1997
                                                 -----------------        -----------------         Increase/(Decrease)
                                                            % of                      % of             % of Revenue
                                                 Expenses   Revenues      Expenses    Revenues        1998 over 1997
                                                 --------   --------      --------    --------      ------------------

Search and product .........................   $4,644,100    46.6%        $4,182,100   44.1%             2.5 %
Marketing ..................................    1,492,700    15.0%         1,435,800   15.1%            (0.1)%
General and administrative .................    1,467,400    14.7%         1,246,300   13.1%             1.6%
Software development and
   maintenance .............................      581,900     5.8%           364,100    3.8%             2.0%
Depreciation and
         amortization ......................      564,000     5.7%           404,500    4.3%             1.4%
                                               ----------    ----         ----------   ----              ---
   Expenses ................................   $8,750,100    87.8%        $7,632,800   80.4%             7.4%


     The increase in 1998 over 1997 of search and product fees as a percentage of total net revenues, was a result of increased personnel and temporary costs due to the additional training and overtime required for the computer conversion. In addition, there were additional direct costs associated with the reference checking and name link product groups.

     Marketing expenses, as a percentage of total net revenues, decreased from approximately 15.1% in 1997 to approximately 15.0% in 1998. There was a decreased in personnel related expenses, but an increase in lead generation and advertising costs. Avert has an on-going marketing campaign designed to target lead generation, marketing communication and market development for both current customers and new customers, via in-house marketing personnel and partner relationships.

     As predicted, there was an increase in software development and maintenance expenses expressed as a percentage of total net revenues from approximately 3.8% in 1997 to approximately 5.8% in 1998. The primary reason for the increase is that personnel costs directly associated with the development and implementation of the computer system were capitalized with the software project in 1997 and the first three months of 1998, but all costs are being expensed since April, 1998. In addition, after implementation of the computer system, payments of approximately $100,000 were made to third parties to troubleshoot problems and other minor software development, which were expensed in operations. See "Liquidity and capital Resources" below in this Item. The Company continues to focus on making technology its strategic advantage in its relationships with customers, partners and suppliers.

     There was an increase in depreciation and amortization expenses when expressed as a percentage of total net revenues, from approximately 4.3% in 1997 to approximately 5.7% in 1998. The increase was due to the increased capitalized costs associated with the software development project which were fully amortized prior to April, 1998. Depreciation expense will increase in 1999 as 1998 included only nine months of depreciation related to this project.

     Income before income taxes decreased from $1,858,000 in 1997 to $1,211,700 or approximately 34.8% and represented approximately 19.6% of net revenues in 1997 compared to approximately 12.2% in 1998.

     The combined federal and state income tax rate for 1998 and 1997 was 39% and 34%, respectively, resulting in net income of $1,218,000, or $.35 per share, on 3,488,000 (weighted average shares plus common stock equivalents) for 1997, as compared to net income of $739,800 or $0.22 per share, on 3,440,000 (weighted average shares plus common stock equivalents) for 1998. This tax increase was primarily a result of state (enterprise zone) tax credits received in 1997, which effectively reduced the prior year rate.


         Comparison of years ended December 31, 1997 and December 31, 1996

         Net revenues increased from $8,032,500 in 1996 to $9,490,800 in 1997 or 18.2%. This increase was primarily due to the continued overall growth of the customer base and, increased sales on products having quick turnaround, such as reference checks, credit and name links. The breakdown of net revenues, exclusive of product discounts and other miscellaneous income items, is as follows:


                                                     Year Ended               Year Ended
                                                 December 31, 1997        December 31, 1996
                                                 -----------------        -----------------
                                                            % of                      % of              Percent of
                                                 Revenues   Revenues      Revenues    Revenues      Increase/(Decrease)
                                                 --------   --------      --------    --------      ------------------

Products:

         Workers' compensation
                  histories ................... $1,114,200    11.7%      $1,240,700    15.4%              (10.2%)
         Criminal history reports ............. $4,754,300    50.1%      $4,078,900    50.8%               16.6%
   Reference Checking/credit
                  reports ..................... $1,223,800    12.9%      $  904,300    11.3%               35.3%
         Motor vehicle driving records ........ $1,000,000    10.5%      $  954,100    11                   4.8%
         Other products/services: ............. $  986,900    10.4%      $  412,100     5.1%              139.5%
                  Education/Credential
                      verification
                  Social security number
                      check
                  Name Link
                  Employment application
                      forms
              Service sales

Interest income ............................... $  315,200     3.3%      $  314,700     3.9%               0.16%

Net Revenues .................................. $9,490,800               $8,032,500                        18.2%

     Moderate growth continued during 1997 on all products of the Company with one exception, workers' compensation histories. Net revenues from workers' compensation histories continue to decrease as a percentage of total net revenues, workers' compensation histories, and represent the third largest line, approximately 11.7% of total net revenues in 1997. Sales of workers' compensation histories are expected to continue to decline in total net revenues, but the Company continues to educate customers and continues workers' compensation marketing campaigns.

     In total dollars, criminal history reports contributed the most net revenues, representing approximately $4,754,300 in net revenues in 1997 as compared to $4,078,900 in net revenues in 1996. The criminal history reports product line contributed approximately 50.1% of total net revenues in 1997 as compared to approximately 50.8% of total net revenues in 1996. The Company believes there is a continuing trend nationwide to check prospective employees' criminal records. The Company continues to focus on obtaining the quickest, most accurate data available.

     Net revenues generated in the area of reference checking/credit reports increased from approximately $904,300 in 1996 to approximately $1,223,800 in 1997, representing an increase of approximately 35.3%. The Company believes growth in these product lines to be attributable to their quick turnaround time. These products represented approximately 12.9% of total net revenues in 1997, as compared to approximately 11.3% of total net revenues in 1996.

     Other Products and Services had the greatest percentage increase in revenues of 139%. The product contributing the most revenue in this category was Name Link, a product linking names, addresses and social security numbers, increased from $168,900 in 1996 to $203,800 in 1997. Service sales, which are not itemized in the chart above, increased from $257,200 in 1996 to $520,100 in 1997. Service sales include Avert Advantage membership, start-up fees, extended criminal history fees, and order entry fees charged to clients.

     Search and product expenses, depreciation expenses and general and administrative expenses increased as a percentage of total net revenues, while marketing and software development expenses decreased as a percentage of total net revenues. A breakdown of expenses is as follows:


                                                     Year Ended               Year Ended
                                                 December 31, 1997        December 31, 1996
                                                 -----------------        -----------------         Increase/(Decrease)
                                                            % of                      % of             % of Revenue
                                                 Expenses   Revenues      Expenses    Revenues        1997 over 1996
                                                 --------   --------      --------    --------      ------------------

Search and product ............................  $4,182,100    44.1%      $3,292,700    41.0%             3.1%
Marketing .....................................   1,435,800    15.1%       1,318,900    16.4%            (1.3)%
General and administrative ....................   1,246,300    13.1%       1,109,800    13.8%            (0.7)%
Software development and
    maintenance ...............................     364,100     3.8%         352,800     4.4%            (0.6)%
Depreciation and
         amortization .........................     404,500     4.3%         185,200     2.3%             2.0%
                                                 ----------    ----       ----------    ----              ---
   Expenses ...................................  $7,632,800    80.4%      $6,259,400    77.9%             2.5%


     The increase in search and product fees as a percentage of total net revenues of 1997 over 1996, was due to increased direct costs to the state and counties providing criminal history information. In addition, there was additional staff added, especially in the area of reference checks, which is a very labor intensive product, to accommodate the substantial growth in that area. There was a slight decrease in general and administrative expenses, expressed as a percentage of total net revenues from 13.8% in 1996 to 13.1% in 1997.

     Marketing expenses, as a percentage of total net revenues, decreased from approximately 16.4% in 1996 to approximately 15.1% in 1997, due to a reorganization of marketing staff, an on-going marketing campaign designed to target lead generation, marketing communication and market development for both current customers and new customers, via both independent sales representatives and in-house marketing personnel.

     There was a decrease in software development expressed as a percentage of total net revenues from approximately 4.4% in 1996 to approximately 3.8% in 1997. The Company continues to focus on improving its computer link with customers, partners and suppliers. Such costs are expensed in operations as incurred. In addition, as discussed in "Liquidity and Capital Resources" below in this Item, the Company is developing new software and upgrading its existing software. These costs are being capitalized. After completion of this project (which at present is expected to occur in early 1998), the Company expects amortization costs to increase due to the capitalized cost of this software.

     There was an increase in depreciation and amortization expenses when expressed as a percentage of total net revenues, from approximately 2.3% in 1996 to approximately 4.3% in 1997. The increase was due to the software development project discussed in "Liquidity and Capital Resources".

     Income before income taxes increased from $1,774,000 in 1996 to $1,858,000 or approximately 4.8% and represented approximately 22.1% of net revenues in 1996 compared to approximately 19.6% in 1997.

     The combined federal and state income tax rate for 1997 and 1996 was 34% and 40%, respectively, resulting in net income of $1,218,000, or $.35 per share, on 3,488,000 (weighted average shares plus common stock equivalents) for 1997, as compared to net income of $1,065,600 or $0.31 per share, on 3,461,000 (weighted average shares plus common stock equivalents) for 1996. This tax decrease was primarily a result of state enterprise zone tax credits realized in the current year.




Liquidity and Capital Resources

     Avert's financial position at December 31,1998, remained strong with working capital at that date of $7,349,000 compared to $7,543,000 at December 31, 1997. Cash and cash equivalents at December 31, 1997 were $580,000 and decreased to $531,000 at December 31, 1998. Net cash provided from operations for the year ended December 31, 1998, was $1,420,000, and consisted primarily of net income of $740,000, a $107,000 decrease in trading investments, a $120,000 net decrease in prepaid expenses, and a depreciation expense of $564,000. Net cash provided from operations for the year ended December 31, 1997, was $988,000, and consisted primarily of net income of $1,218,000, depreciation expense of $405,000 and deferred income taxes of 290,000, a $536,000 increase in trading investments, and a $378,000 net increase in accounts receivable. Avert had capital expenditures of $338,000 for the year ended December 31, 1998, as compared to $1,300,000 for 1997. The majority of the expenses were attributable to costs associated with the software development project described below. During 1998, Avert used cash in financing activities to purchase $814,000 of its Common shares outstanding, and to pay a $350,000 dividend. During 1997, Avert received $531,000 from financing activities derived from warrant proceeds. Avert has declared an approximate $400,000 dividend in 1999.

     Avert completed its Internet-based information technology development project first quarter, 1998, and expects the new software and upgrade of its existing software to allow the Company to: (1) manage its higher volume with a lower cost per transaction; (2) introduce new products and services at a much quicker pace; (3) directly integrate the Company's information technology systems with strategic partners, suppliers, and large customers; and (4) maintain the Company's competitive position and provide leading edge, but safe and proven, technology for its customers. Development and upgrade of the software was financed by available cash derived from past or continued operations. Total costs associated with the project were $450,000 in 1996, $1,181,000 in 1997, and $191,000 in 1998.



Inflation

The Company believes that the results of its operations are not dependent upon or affected by inflation.

Year 2000 Issue

The Year 2000 problem is a result of computer programs being written using two digits, rather than four, to define the applicable year. Any programs that have time sensitive data may recognize a date using "00" as the year 1900, rather than the year 2000. The Year 2000 problems may cause computers and computer-controlled systems to malfunction or incorrectly process data as the year 2000 approaches and once the year 2000 arrives. Because of the potential adverse impact of these Year 2000 problems on Avert's business, operations, and financial condition, Avert has been addressing internal and third-party Year 2000 issues in the following areas: (a) Avert's technology systems, including internally developed software, vendor provided software, and computer and peripheral hardware used in Avert's operations; (b) electronic data interchange systems; (c) non-information technology systems (embedded technology), including heating and air conditioning and other building systems; and (d) Year 2000 compliance of entities or persons from which Avert retrieves or receives data or products (including states and counties and other vendors) and other third parties with which Avert has a material relationship.

In general, Avert's Year 2000 program may be separated into four phases. The phases and status of such phase are as follows:

          1. The first phase is to determine whether Avert's internal systems (including vendor provided software) are Year 2000 compliant. This phase has been completed and Avert believes that the Year 2000 issue will not pose any significant operational problem for Avert's internal computer systems. In 1998, Avert complete an 18-month project to convert all of its systems to a new Oracle based processing environment. See "Products and Services-General" in Item I above. As part of this project, Avert identified the critical, date-sensitive requirements associated with its services and addressed them in the conversion project. Avert's new Oracle system became fully operational in April, 1998. As part of the project, a series of tests were conducted for year 2000 compliance. No significant operational problems were encountered during these tests. Avert also has been in contact with its telecommunications service provider to assess the provider's state of Year 2000 readiness and was informed that the provider will be Year 2000 compliant.

          2. The second phase of the program is to contact all external data sources, vendors, and major customers to determine their Year 2000 readiness, to develop contingency plans, and, for data sources that are not Year 2000 compliant, to locate alternative sources of the data. Avert has sent questionnaires to most of its external data sources and vendors regarding their Year 2000 readiness and has received only a few complete responses. Avert plans to follow-up on these questionnaires and send the remaining questionnaires, and questionnaires to its major customers, in the near future.

          3. The third phase of the program involves testing external interfaces. Beginning in the third quarter of 1999, Avert plans to run a series of tests on the external interfaces to verify their Year 2000 compliance.

          4. The fourth phase involves verification of Year 2000 compliance of Avert's non-information technology systems, including heating and air conditioning and other building systems. Avert does not have a back-up power system and has contacted its utility provider to assess its state of Year 2000 readiness. The provider informed Avert that it believes it will be Year 2000 ready.

               The costs of Avert's Year 2000 program has been immaterial. The cost of the project to convert Avert's system to an Oracle based system is not considered as a cost of Avert's Year 2000 program because the project would have been completed even if the Year 2000 issue did not exist. Software programs that were written would have been written in any event and were simply written using four digits to define a year, rather than two digits. In addition, the Year 2000 issue did not accelerate the commencement of the project.

               Although Avert believes that it's own internal systems will be Year 2000 compliant, no assurance can be given that the systems of the external sources of Avert's data, vendors, telephone and utility providers, customers, and other third parties with which Avert has a material relationship will be Year 2000 compliant. Avert will be continuing to contact these entities in the second quarter of 1999 to assess their state of Year 2000 readiness and to determine or locate alternative sources of data and plan other changes that may be necessary in Avert's data collection processes. If necessary, Avert will manually collect data it currently collects electronically. This would increase the costs of retrieving data and thus reduce Avert's gross margins, at least on products (such as criminal histories) that presently contain data retrieved electronically, and may reduce the volume of products that Avert could deliver. Depending upon the length of time the contingency plans remained in effect, they could have a material adverse effect on Avert's business, operations, and financial condition.

               Avert believes that it has and will continue to devote the resources necessary to achieve Year 2000 readiness in a timely manner. However, there can be no assurance that Avert's internal systems, the systems of others on which Avert relies, or the systems of Avert's customers will be Year 2000 ready in a timely and appropriate manner or that Avert's contingency plans or the contingency plans of others on which Avert relies will mitigate the effects of the Year 2000 problem. Currently, Avert believes the most likely worse case scenario would be a sustained, concurrent falure of multiple critical systems (internal and external) that support Avert's operations. While Avert does not expect such scenario to occur, if such scenario does occur, it could result in the reduction or suspension of a material portion of Avert's operations, despite the successful execution of Avert's business continuty and contingency plans, and accordingly, have a material adverse effect on Avert's business, operations, and financial condition.

               The foregoing disclosure constitutes a "Year 2000 Readiness Disclosure" within the meaning of the Year 2000 Information and Readiness Disclosure Act.



Market for Common Equity and Related Stockholder Matters

The Company's Common Stock is traded on the NASDAQ National Market under the symbol AVRT and began trading on December 7, 1994. The following table sets forth the high and low sales prices of the Common Stock for the periods indicated as reported by the NASDAQ National Market. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.


                                                High                  Low
                                                ----                  ---
     1997:

           First quarter..................     9                     5-15/16
           Second quarter.................     8-7/8                 6-1/8
           Third quarter..................     10-1/2                8-3/8
           Fourth quarter.................     11-1/8                7-1/2

     1998:
           First quarter..................     9-1/4                 7-1/2
           Second quarter.................     8                     5-1/2
           Third quarter..................     7-1/8                 3-3/4
           Fourth quarter.................     6-1/4                 3-1/2

     There were approximately 191 holders of record (approximately 1,029 beneficial holders) of the Company's Common Stock on March 15, 1999.

     On February 23, 1999, Avert declared a special cash dividend of $0.12 per common share payable on March 24, 1999 to shareholders of record on March 15, 1999. The Company paid a $0.10 per common share cash dividend on March 23, 1998. Avert has not paid any other cash dividends since the year ended December 31, 1993. Avert generally intends to retain its earnings to support the operations and growth of its businesses. Any other future cash dividends would depend on future earnings, capital requirements, the Avert's financial condition and other factors the Board of Directors deems relevant.

Financial Statements


                                  BALANCE SHEET
                                DECEMBER 31, 1998



                                     ASSETS


CURRENT ASSETS:

     Cash and cash equivalents ..................................    $   531,000
     Marketable securities ......................................      6,006,000
     Accounts receivable, net of allowance of $57,000 ...........      1,061,000
     Prepaid expenses and other .................................        172,000
                                                                      ----------
              Total current assets ..............................      7,770,000

PROPERTY AND EQUIPMENT, net .....................................      3,138,000
                                                                      ----------
TOTAL ASSETS ....................................................    $10,908,000
                                                                      ==========

                      LIABILITIES AND SHAREHOLDERS' EQUITY


CURRENT LIABILITIES:

     Accounts payable ...........................................    $   296,000
     Accrued expenses ...........................................        125,000
                                                                      ----------
              Total current liabilities .........................        421,000


DEFERRED INCOME TAXES ...........................................        476,000

COMMITMENTS (NOTE 5)

SHAREHOLDERS' EQUITY:

     Preferred stock, no par value, authorized 1,000,000
        shares; none outstanding ................................           --
     Common stock, no par value, authorized 9,000,000 shares;
        3,323,000 shares issued and outstanding .................      4,462,000
     Retained earnings ..........................................      5,549,000
                                                                      ----------
              Total shareholders' equity ........................     10,011,000
                                                                      ----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ......................    $10,908,000
                                                                      ==========

              See accompanying notes to these financial statements.


                                 STATEMENTS OF INCOME AND COMPREHENSIVE INCOME


                                                                                      FOR THE YEARS ENDED
                                                                                          DECEMBER 31,
                                                                                      -------------------
                                                                                      1998           1997
                                                                                      ----           ----
NET REVENUES:

        Search and product fees ...............................................   $ 9,638,000    $ 9,071,000
        Interest and other income .............................................       324,000        420,000
                                                                                  -----------    -----------
                                                                                    9,962,000      9,491,000

EXPENSES:

        Search and product costs ..............................................     4,644,000      4,182,000
        Marketing .............................................................     1,493,000      1,436,000
        General and administrative ............................................     1,467,000      1,246,000
        Software development and maintenance ..................................       582,000        364,000
        Depreciation ..........................................................       564,000        405,000
                                                                                  -----------    -----------
                                                                                    8,750,000      7,633,000
                                                                                  -----------    -----------

INCOME BEFORE INCOME TAXES ....................................................     1,212,000      1,858,000

        Income tax expense ....................................................      (472,000)      (640,000)
                                                                                  -----------    -----------

NET INCOME AND COMPREHENSIVE INCOME ...........................................   $   740,000    $ 1,218,000
                                                                                  ===========    ===========

NET INCOME PER COMMON SHARE:

        Basic .................................................................   $       .22    $       .35
                                                                                   ==========    ===========
        Diluted ...............................................................   $       .21    $       .34
                                                                                   ==========    ===========
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:

        Basic .................................................................     3,440,000      3,461,000
                                                                                  ===========    ===========
        Diluted ...............................................................     3,504,000      3,593,000
                                                                                  ===========    ===========





              See accompanying notes to these financial statements.

                             STATEMENT OF SHAREHOLDERS' EQUITY
                      FROM JANUARY 1, 1997 THROUGH DECEMBER 31, 1998


                                                COMMON STOCK                                 Total
                                            ---------------------          Retained      Shareholders'
                                            Shares          Amount         Earnings          Equity
                                            ------          ------         --------      ------------

BALANCES, January 1, 1997 ...........   $  3,400,000    $  4,745,000    $  3,941,000    $  8,686,000
                                        ============    ============    ============    ============

       Warrants exercised ...........         88,000         531,000            --           531,000
       Net income ...................           --              --         1,218,000       1,218,000
                                        ------------    ------------    ------------    ------------

BALANCES, December 31, 1997 ..........     3,488,000       5,276,000       5,159,000      10,435,000
                                        ============    ============    ============    ============
       Dividend paid ................           --              --          (350,000)       (350,000)
       Shares repurchased ...........       (165,000)       (814,000)           --          (814,000)
       Net income ...................           --              --           740,000         740,000
                                        ------------    ------------    ------------    ------------
BALANCES, December 31, 1998 ..........  $  3,323,000    $  4,462,000    $  5,549,000    $ 10,011,000
                                        ============    ============    ============    ============












              See accompanying notes to these financial statements.

                                                      STATEMENTS OF CASH FLOWS



                                                                                                            FOR THE YEARS ENDED
                                                                                                                DECEMBER 31,
                                                                                                         ------------------------
                                                                                                         1998                1997
                                                                                                         ----                ----
CASH FLOWS FROM OPERATING ACTIVITIES:

        Net income .....................................................................          $   740,000           $ 1,218,000
        Adjustments to reconcile net income to net cash
            provided by operating activities:
                Depreciation ...........................................................              564,000               405,000
                Bad debt expense .......................................................               72,000                31,000
                Deferred income taxes ..................................................              (19,000)              290,000
                Loss (gain) on sale of asset ...........................................                2,000                 6,000
                Changes in operating assets and liabilities:
                      (Increase) decrease in:
                          Trading investments, net .....................................              107,000              (536,000)
                          Accounts receivable ..........................................                2,000              (378,000)
                          Prepaid expenses and other current assets ....................              120,000               (28,000)
                      Increase (decrease) in:
                          Accounts payable .............................................              (92,000)              (65,000)
                          Accrued expenses .............................................              (76,000)               45,000
                                                                                                  -----------           -----------
            Net cash provided by operating activities ..................................            1,420,000               988,000


CASH FLOWS FROM INVESTING ACTIVITIES:

        Purchase of property and equipment .............................................             (338,000)           (1,300,000)
        Proceeds from sale of property and equipment ...................................               33,000                 1,000
                                                                                                  -----------           -----------
            Net cash used in investing activities ......................................             (305,000)           (1,299,000)

CASH FLOWS FROM FINANCING ACTIVITIES:

        Purchase of shares outstanding .................................................             (814,000)                 --
        Proceeds from exercise of warrants .............................................                 --                 531,000
        Dividends declared .............................................................             (350,000)                 --
                                                                                                  -----------           -----------
            Net cash provided by (used in) financing activities ........................           (1,164,000)              531,000
                                                                                                  -----------           -----------

INCREASE IN CASH AND CASH EQUIVALENTS ..................................................              (49,000)              220,000


CASH AND CASH EQUIVALENTS, beginning of year ...........................................              580,000               360,000
                                                                                                  -----------           -----------

CASH AND CASH EQUIVALENTS, end of year .................................................          $   531,000           $   580,000
                                                                                                  ===========           ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION -

        Income taxes paid ..............................................................          $   415,000           $   282,000
                                                                                                  ===========           ===========


              See accompanying notes to these financial statements.

1       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

        Organization and Nature of Operations - Avert, Inc. (the Company) was incorporated in Colorado in 1986 to develop the use of databases to accumulate and provide information for sale relating to an individual's workers' compensation claims, criminal history, driving record, credit rating, education, and previous employment. The Company provides this service to a diverse group of customers throughout the United States.

        Cash and Cash Equivalents - For purposes of the statement of cash flows, all highly liquid debt instruments with original maturities of three months or less are considered to be cash equivalents.

        Marketable Securities - Marketable securities consist of government backed debt securities which mature within one year or less. The securities are classified as trading securities and are stated at market, which approximates cost at December 31, 1998.

        Concentration of Credit Risk and Financial Instruments - Concentrations of credit risk consist primarily of cash equivalents, short-term investments and accounts receivable with the Company's various customers. The Company's cash equivalents and short-term investments consist of money market funds and government backed debt securities issued by various institutions. As of December 31, 1998, approximately $645,000 of cash equivalents as well as short-term investments were not covered by the FDIC's basic depository insurance. The Company's credit policy is designed to limit the Company's exposure to concentrations of credit risk. Accordingly, the Company's accounts receivable include a variety of organizations throughout the United States. The Company estimates an allowance for uncollectible amounts based on revenues, and when specific credit problems arise. Management's estimates have been adequate during historical periods, and management believes that all significant credit risks have been identified at December 31, 1998.

        Property and Equipment - Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, which is generally five years, except for the Company's building which is 30 years.

        The Company incurs costs for computer software development for enhancing and maintaining its data base system and to provide "on-line" services to its customers. In 1996, the Company embarked on a major upgrade to its database system to expand its service to its customers. During 1997 and 1998, the Company capitalized major enhancements costs of approximately $1,182,000 and $191,000, consisting principally of payments to third parties. These capitalized software costs are being amortized over five years commencing as the project phases were completed. In April 1998, the total project was fully completed. Maintenance and routine upgrades are expensed in operations.

        Impairment of Long-Lived Assets - The Company periodically assesses the recoverability of the carrying amount of long-lived assets, including intangible assets. A loss is recognized when expected future cash flows (undiscounted and without interest) are less than the carrying amount of the asset. The impairment loss is determined as the difference by which the carrying amount of the asset exceeds its fair value. Assets to be disposed of are carried at the lower of their financial statement carrying amounts or fair value less costs to sell.

        Income Taxes - The Company accounts for income taxes under the liability method, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

        Net Income Per Share - Basic earnings per share (EPS) excludes dilution for common stock equivalents and is computed by dividing income or loss available to common shareholders by the weighted average number common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock and resulted in the issuance of common stock. In 1998 and 1997, diluted common and common equivalent shares outstanding includes 64,000 and 132,000 common equivalent shares, respectively, consisting of stock options and warrants, determined using the treasury stock method.

        Comprehensive Income (Loss) - Comprehensive income is defined as all changes in stockholders' equity, exclusive of transactions with owners, such as capital investments. Comprehensive income includes net income or loss, changes in certain assets and liabilities that are reported directly in equity such as translation adjustments on investments in foreign subsidiaries, and certain changes in minimum pension liabilities. The Company's comprehensive income was equal to its net income for all periods presented in these financial statements.

        Stock-Based Compensation - As permitted under the Statement of Financial Accounting Standards No. 123 (SFAS No. 123), Accounting for Stock-Based Compensation, the Company accounts for its stock-based compensation in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. Certain pro forma net income and EPS disclosures for employee stock option grants are also included in the notes to the financial statements as if the fair value method as defined in SFAS No. 123 had been applied. Transactions in equity instruments with non-employees for goods or services are accounted for by the fair value method.

        Impact of Recently Issued Accounting Standards - SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, was issued in June 1998. This statement establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. This statement is effective for the Company's financial statements for the year ended December 31, 2000 and the adoption of this standard is not expected to have a material effect on the Company's financial statements.

        SFAS No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits, was issued in February 1998. This statement revises the disclosure requirement for pensions and other postretirement benefits. This statement is effective for the Company's financial statements for the year ended December 31, 1999 and the adoption of this standard is not expected to have a material effect on the Company's financial statements.

        Use of Estimates - The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates.

2       PROPERTY AND EQUIPMENT:

        Property and equipment consist of the following at December 31, 1998:


          Land                                                     $  210,000
          Building and improvements                                 1,219,000
          Computer hardware and software                            2,639,000
          Furniture and equipment                                     572,000
                                                                   ----------
                                                                    4,640,000
          Less accumulated depreciation                            (1,502,000)
                                                                   ----------
                                                                   $3,138,000
                                                                   ==========


3      INCOME TAXES:

       The actual income tax expense differs from the "expected" tax expense (computed by applying the U.S. Federal corporate income tax rate of 34% for each period) as follows:

                                                                                      Years Ended December 31,
                                                                                  --------------------------------
                                                                                  1998                        1997
                                                                                  ----                        ----
                                                                                 Amount         %            Amount            %
                                                                                 ------        --            ------           --
       Computed "expected" tax expense ....................................     $412,000       34.0%        $632,000         34.0%
       State income taxes, net of Federal income
         tax benefit ......................................................       49,000        4.0%          61,000          3.3%
       Refundable credits .................................................         --            0%         (59,000)        (3.1%)
       Non-deductible expenses and other ..................................       11,000        0.9%           6,000           .2%
                                                                                --------       ----         --------         ----
       Total income tax expense ...........................................     $472,000       38.9%        $640,000         34.4%
                                                                                ========       ====         ========         =====

        Income tax expense (benefit) consists of the following:


                                                  Years Ended December 31,
                                                  ------------------------
                                                  1998               1997
                                                  ----               ----

       Current                                 $491,000           $350,000
       Deferred                                 (19,000)           290,000
                                                -------            -------
       Total income tax expense                $472,000           $640,000
                                                =======            =======


        Temporary differences between the financial statement carrying amounts and tax basis of assets and liabilities that give rise to the net deferred tax liability relates primarily to differences in capitalized software costs.


4       SHAREHOLDERS' EQUITY:

        Stock Option Plan - In 1994, the Company adopted a stock incentive plan (the Stock Option Plan) that authorizes the issuance of up to 366,337 shares of common stock. In 1997, the Company increased the number of authorized shares to 525,000. Pursuant to the Stock Option Plan, the Company may grant "incentive stock options" (intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended), non-qualified stock options and restricted stock or a combination thereof.

        Incentive and non-qualified stock options may not be granted at an exercise price of less than the fair market value of the common stock on the date of grant (except for holders of more than 10% of common stock, whereby the exercise price must be at least 110% of the fair market value at the date of grant for incentive stock options). The term of the options may not exceed 10 years. At December 31, 1998, the Company had granted options under the Stock Option Plan to purchase 354,000 shares of which 240,398 options are vested and the balance will vest over one to five years. Options outstanding for the Stock Option Plan at December 31, 1998 have exercise prices that range from $5.00 to $7.63.

        In 1994, the Company adopted the Non Employee Directors' Stock Option Plan (the Outside Directors' Plan), which provides for the grant of stock options to non-employee directors of the Company and any subsidiary. An aggregate of 30,000 shares of common stock are reserved for issuance under the Outside Directors' Plan. The exercise price of the options will be the fair market value of the stock on the date of grant. Outside directors are automatically granted options to purchase 1,000 shares initially and an additional 1,000 shares for each subsequent year that they serve, up to a maximum of 5,000 shares per director. Each option is exercisable one year after the date of grant and expires four years thereafter. As of December 31, 1998, 14,000 options have been granted, of which 11,000 are vested. Exercise prices for the directors' options outstanding at December 31, 1998 range from $5.25 to $8.00.

        The following is a table of activity under these plans.

                                                                        Weighted
                                                           Outside       Average
                                             Stock        Directors'    Exercise
                                          Option Plan       Plan          Price
                                          -----------     ---------     --------

OPTIONS OUTSTANDING, January 1, 1997        363,000          8,000         $5.40

        Options granted                       1,000          3,000         $7.49
                                            -------         ------         -----
OPTIONS OUTSTANDING, December 31, 1997      364,000         11,000          5.42

        Options expired                     (10,000)          --            5.25
        Options granted                        --             3,000         6.79
                                            -------          ------        -----
OPTIONS OUTSTANDING, December 31, 1998      354,000          14,000        $5.44
                                            =======          ======        =====

        For all options granted during 1998 and 1997, the weighted average market price of the Company's common stock on the grant date was approximately equal to the weighted average exercise price. The weighted average remaining contractual life for all options and warrants as of December 31, 1998 was approximately 6 years. At December 31, 1998, options for 251,398 shares were exercisable, with a weighted average exercise price of $5.14, and options for the remaining shares become exercisable pro rata through 2002. If not previously exercised, options outstanding at December 31, 1998, will expire as follows:

                                                                 Weighted
                                                                  Average
                                              Number of          Exercise
        Year                                    Shares             Price
        ----                                  ---------          --------

        1999                                    2,000              $5.25
        2000                                    3,000              $6.17
        2001                                    3,000              $5.58
        2002                                    3,000              $7.46
        2003                                    3,000              $6.79
        2004                                  220,000              $5.25
        2006                                   60,000              $5.00
        2007                                   73,337              $6.17
        2008                                      663              $7.63
                                              -------
                                              368,000
                                              =======

       Pro Forma Stock-Based Compensation Disclosures - The Company applies APB Opinion 25 and related interpretations in accounting for its stock options and warrants which are granted to employees. Accordingly, no compensation cost has been recognized for grants of options and warrants to employees since the exercise prices were not less than the fair value of the Company's common stock on the grant dates. Had compensation cost been determined based on the fair value at the grant dates for awards under those plans consistent with the method of FAS 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below.

                                                      Years Ended December 31,
                                                      ------------------------
                                                        1998           1997
                                                        ----           ----
     Net income applicable to common stockholders:

            As reported                             $ 740,000      $1,218,000
            Pro forma                               $ 670,000      $1,117,000

     Net income per common share - basic:

            As reported                             $      .22     $      .35
            Pro forma                               $      .20     $      .32

     Net income per common share - diluted:

            As reported                             $      .21     $      .34
            Pro forma                               $      .19     $      .31

       For purposes of this disclosure, the weighted average fair value of the options granted in 1998 and 1997 was $4.59 and $4.10, respectively. The fair value of each employee option and warrant granted in 1998 and 1997 was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:


                                                       Years Ended December 31,
                                                       ------------------------
                                                         1998           1997
                                                         ----           ----

        Expected volatility                              80%            50.1%
        Risk-free interest rate                         5.5%             6.5%
        Expected dividends                               --               --
        Expected terms (in years)                       5                7.82


        Public Offering - In June 1994, the Company completed its initial public offering of 1,000,000 units and received net proceeds of $4,382,300. Each unit sold for $5.25 and consisted of one share of common stock and one redeemable warrant. Two redeemable warrants entitled the holder to purchase one share of common stock for $6.50 through April 1997. In connection with this offering, the underwriter received a redeemable warrant to purchase 100,000 units at $6.30 per unit. This redeemable warrant is exercisable through June 1999. During 1997, 176,250 warrants were exercised for 88,125 shares of common stock at $6.50 per share and the remaining warrants expired unexercised. The Company received net proceeds of $530,800.

        Preferred Stock - The Company has authorized 1,000,000 shares of preferred stock. Such shares are issuable in such series and preferences as may be determined by the Board of Directors.


5       COMMITMENTS:

        Employee Bonus - In 1994, the Company formalized a five-year employment agreement whereby the Company president receives a bonus of 6% of income before taxes and bonus, but after deducting investment income. The total bonus expense for 1998 and 1997 was approximately $56,000 and $92,000, respectively.

        401(k) Savings - In 1995, the Company implemented a 401(k) profit sharing plan (the Plan). Eligible employees may make voluntary contributions to the Plan, which are matched by the Company equal to 50% of the employee's contribution up to a maximum of $1,500. The amount of employee contributions is limited as specified in the Plan. Company contributions to the Plan in 1998 and 1997 were insignificant.


6       SUBSEQUENT EVENT (UNAUDITED):

        On February 23, 1999, the Company declared a cash dividend of $.12 per share of common stock to be paid March 24, 1999 to those shareholders of record as of close of business March 15, 1999. Total cash dividend to be paid is approximately $400,000.

INDEPENDENT AUDITOR'S REPORT

Board of Directors
Avert, Inc.
Fort Collins, Colorado


We have audited the accompanying balance sheet of Avert, Inc. as of December 31, 1998, and the related state ments of income and comprehensive income, shareholders' equity and cash flows for the years ended December 31, 1998 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Avert, Inc. as of December 31, 1998, and the results of its operations and its cash flows for the years ended December 31, 1998 and 1997, in conformity with generally accepted accounting principles.


HEIN + ASSOCIATES LLP


Denver, Colorado
February 19, 1999

Board of Directors
Dean A. Suposs - Chairman of the Board
D. Michael Vaughan - Professor, Colorado State University
Stephen C. Feinhold - Owner, SR Products, Inc.
Stephen D. Joyce, Secretary - Owner, Supermarket Liquors, Inc.

Senior Management
Dean A. Suposs, President
Jamie Burgat, Vice President of Operations, Treasurer & Assistant Secretary Len Koch, Director of Marketing and Planning
Jerry Thurber, Director of Information Technology
Kathryn Carlson, operations Manager

Corporate Headquarters
301 Remington Street
Fort Collins, CO 80524
Phone:  970.484.7722
Fax:  970.221.1526

Legal Counsel
Baker & Hostetler LLP
Denver, Colorado

Independent Auditors
Hein + Associates LLP
Denver, Colorado

Transfer Agent
American Securities Transfer
938 Quail Street, #101
Lakewood, CO 80215
Phone:  303.234.5300


Form 10-KSB

A copy of the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998, as filed with the Securities and Exchange Commission, is available without charge to stockholders upon written request to Avert Investor Relations, 301 Remington Street, Fort Collins, CO 80524.

Additionally, SEC filings and press releases may be found on the Company's website. The internet address is http://www.avert.com.

Annual Meeting of Shareholders
The 1998 annual meeting of stockholders will be held June 9, 1999 at 10:00 a.m. (local time), at the Lincoln Center, 417 West Magnolia, Fort Collins, CO 80521.